Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Jenn Brick, Director of Marketing
Phone: 989-779-6681 Fax: 989-775-5501
Isabella Bank Corporation Announces Fourth Quarter 2023 Dividend
Mt. Pleasant, Michigan, November 30, 2023 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a fourth-quarter cash dividend of $0.28 per common share at its regular meeting on November 29, 2023. The $0.28 dividend brings year-to-date cash dividends to $1.12, increasing 2.75% over cash dividends paid in 2022. The dividend will be payable December 15, 2023 to shareholders of record as of December 13, 2023. Based on ISBA’s closing stock price of $19.97 per share as of November 29, 2023, the annualized cash dividend yield is 5.61%.
“The fourth quarter cash dividend of $0.28 represents the results of our continued commitment to deliver shareholder value, led by our focus on maintaining financial strength and performance,” said Jae A. Evans, President and Chief Executive Officer.
"Our commitment to growth was recently evidenced by the addition of a new loan and wealth office in downtown Bay City. This location marks our first in Bay County, expanding our presence to eight counties. 2023 also marked Isabella Bank's 120th anniversary. We are incredibly proud to be the leading independent bank for the communities we have served for 120 years," Evans added.
About the Corporation
Isabella Bank Corporation (OTCQX:ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has 31 locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's investor relations firm is Stonegate Capital Partners, Inc. (www.stonegateinc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.